Exhibit 4.3

FORM OF

RIGHTS AGREEMENT

dated as of

•, 2007

between

MF GLOBAL LTD.

and

Computershare Trust Company, N.A.

RIGHTS AGREEMENT

Table of Contents

Page
ARTICLE I CERTAIN DEFINITIONS

1.1 Certain Definitions	2
ARTICLE II

THE RIGHTS

2.1 Summary of Rights	12
2.2 Legend on Common Shares Certificates	12
2.3 Exercise of Rights; Separation of Rights	14
2.4 Adjustments to Exercise Price; Number of Rights	18
2.5 Date on Which Exercise is Effective	21
2.6 Execution, Authentication, Delivery and Dating of Rights Certificates	21
2.7 Registration, Registration of Transfer and Exchange	22
2.8 Mutilated, Destroyed, Lost and Stolen Rights Certificates	23
2.9 Persons Deemed Owners	24
2.10 Delivery and Cancellation of Certificates	25
2.11 Agreement of Rights Holders	25

ARTICLE III

ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS

3.1 Flip-in	26
3.2 Flip-over	30

ARTICLE IV

THE RIGHTS AGENT

4.1 General	32
4.2 Merger or Consolidation or Change of Name of Rights Agent	33
4.3 Duties of Rights Agent	34
4.4 Change of Rights Agent	37

-i-

ARTICLE V

MISCELLANEOUS

5.1 Redemption	38
5.2 Expiration	39
5.3 Issuance of New Rights Certificates	39
5.4 Supplements and Amendments	40
5.5 Fractional Shares	41
5.6 Rights of Action	41
5.7 Holder of Rights Not Deemed a Shareholder	42
5.8 Deed of Covenant	42
5.9 Notice of Proposed Actions	42
5.10 Notices	43
5.11 Suspension of Exercisability	44
5.12 Costs of Enforcement	44
5.13 Successors	44
5.14 Benefits of this Agreement	45
5.15 Determination and Actions by the Board of Directors, etc.	45
5.16 Descriptive Headings; Section References	45
5.17 Governing Law	46
5.18 Counterparts	46
5.19 Severability	47
5.20 Force Majeure	47

BY

IN FAVOUR OF

WHEREAS

EXHIBIT A

Form of Rights Certificate (Together with Form of Election to Exercise)

EXHIBIT B

Form of Deed of Covenants

-ii-

RIGHTS AGREEMENT

RIGHTS AGREEMENT (as amended from time to time, this “Agreement”), dated as of •, 2007, between MF Global Ltd., a Bermuda company (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent hereunder).

WITNESSETH:

WHEREAS, on •, 2007, the Board of Directors of the Company, in accordance with a resolution of the shareholders of the Company approved on July 3, 2007, authorised a grant of rights (“Rights”) to the holders of Common Shares (as hereinafter defined) held of record as of the Close of Business on July 10, 2007 (the “Record Time”), payable in respect of each such share upon certification by the New York Stock Exchange, Inc. to the United States Securities and Exchange Commission that the Rights have been approved for listing and registration (the “Payment Time”), and (b) as provided in Section 2.4, authorised the grant of one Right in respect of each Common Share issued after the Record Time and prior to the Distribution Time (as hereinafter defined) and, to the extent provided in Section 5.3, each Common Share issued after the Distribution Time;

WHEREAS, subject to the terms and conditions hereof, each Right entitles the holder thereof, after the Distribution Time, to purchase securities or assets of the Company (or, in certain cases, securities of certain other entities) pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, the Company desires to appoint the Rights Agent to act on behalf of the Company, and the Rights Agent is willing so to act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

“Acquiring Person” shall mean any Person who is or becomes the Beneficial Owner of 15% or more of the issued and outstanding Common Shares; provided, however, that the term “Acquiring Person” shall not include any Person (i) who shall become the Beneficial Owner of 15% or more of the issued and outstanding Common Shares solely as a result of an acquisition by the Company of Common Shares, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a shares dividend, subdivision or share split) of any additional Common Shares while such Person is or as a result of which such Person becomes the Beneficial Owner of 15% or more of the issued and outstanding Common Shares, (ii) who becomes the Beneficial Owner of 15% or more of the issued and outstanding Common Shares but who acquired Beneficial Ownership of Common Shares without any plan or intention to seek or affect control of the Company, if such Person promptly divests, or promptly enters into an agreement with (and which is satisfactory to) the Company, in its sole discretion, to divest (in each case without exercising or retaining any power, including voting power, with respect to such shares), sufficient Common Shares (or securities convertible into, exchangeable into or exercisable for Common Shares) so that such

Person ceases to be the Beneficial Owner of 15% or more of the issued and outstanding Common Shares, (iii) who Beneficially Owns Common Shares consisting solely of one or more of (A) Common Shares Beneficially Owned pursuant to the grant or exercise of an option granted to such Person (an “Option Holder”) by the Company in connection with an agreement to amalgamate, merge or consolidate with, or acquire, the Company entered into prior to a Flip-in Date, (B) Common Shares (or securities convertible into, exchangeable into or exercisable for Common Shares) Beneficially Owned by such Option Holder or its Affiliates or Associates at the time of grant of such option and (C) Common Shares (or securities convertible into, exchangeable into or exercisable for Common Shares) acquired by Affiliates or Associates of such Option Holder after the time of such grant that, in the aggregate, amount to less than 1% of the issued and outstanding Common Shares or (iv) who Beneficially Owns Common Shares consisting solely of Common Shares (or securities convertible into, exchangeable into or exercisable for Common Shares) that are held by such Person in trust accounts, managed accounts and the like or otherwise in a fiduciary capacity and are beneficially owned by third Persons who are not Affiliates or Associates of such Person or acting together with such Person to hold such shares. In addition, and without limiting the foregoing, “Acquiring Person” shall not include any entity that is a Man Group Entity, but only while such entity is a Man Group Entity, and only prior to the first time that Man Group ceases to be the Beneficial Owner of 15% or more of the issued and outstanding Common Shares, after which time no Person (including any Man Group Entity) shall be excluded from the term “Acquiring Person” pursuant to this sentence. Notwithstanding the foregoing, the Company, any Subsidiary of the Company and any employee share ownership or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding Common Shares for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or any Subsidiary of the Company) shall not be an Acquiring Person.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act, as such Rule is in effect on the date of this Agreement.

“Agreement” shall have the meaning set forth in the Recitals.

A Person shall be deemed the “Beneficial Owner”, and to have “Beneficial Ownership” of, and to “Beneficially Own”, any securities as to which such Person or any of such Person’s Affiliates or Associates is or may be deemed to be the beneficial owner of pursuant to Rules 13d-3 and 13d-5 under the Exchange Act, as such Rules are in effect on the date of this Agreement, as well as any securities as to which such Person or any of such Person’s Affiliates or Associates has the right to become Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner”, or to have “Beneficial Ownership” of, or to “Beneficially Own”, any security (i) solely because such security has been tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered security is accepted for payment or exchange or (ii) solely because such Person or any of such Person’s Affiliates or Associates has or shares the power to vote or direct the voting of such security pursuant to proxies granted in connection with a general meeting of the Company and in response to a public solicitation of proxies that is made to more than ten Persons owning Common Shares and pursuant to the applicable rules and regulations under the Exchange Act, except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report). Notwithstanding the foregoing, no officer, director or employee of the Company shall be deemed to Beneficially Own any securities of any other Person by virtue of any actions that such officer, director or employee takes in such capacity. For purposes of this Agreement, in determining the percentage of the issued and outstanding Common Shares with respect to which a Person is the Beneficial Owner, all shares as to which such Person is deemed the Beneficial Owner shall be deemed issued and outstanding.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York City are generally authorised or obligated by law or executive order to close.

“Close of Business” on any given day shall mean 5:00 p.m. New York City time on such day (or, if such day is not a Business Day, 5:00 p.m. New York City time on the next succeeding Business Day).

“Common Shares” shall mean the common shares, par value $1.00 per share, of the Company.

“Companies Act” means the Companies Act 1981 of Bermuda, as amended from time to time.

“Company” shall have the meaning set forth in the Recitals.

“Distribution Time” shall mean the earlier of (i) the Close of Business on the tenth Business Day (or such later date as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Distribution Time that otherwise would have occurred) after the date on which any Person commences a tender or exchange offer that, if consummated, would result in such Person’s becoming an Acquiring Person and (ii) the time of the first event causing a Flip-in Date to occur; provided that if any tender or exchange offer referenced in clause (i) of this paragraph is cancelled, terminated or otherwise withdrawn prior to the Distribution Time without the purchase of any Common Shares pursuant thereto, such offer shall be deemed, for purposes of this paragraph, never to have been made.

“Election to Exercise” shall have the meaning set forth in Section 2.3(d).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“Exchange Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 3.1(c) hereof.

“Exempt Persons” shall have the meaning set forth in Section 2.3(g) hereof.

“Exercise Price” shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal $150.

“Expansion Factor” shall have the meaning set forth in Section 2.4(a).

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on the third anniversary of the date of this Agreement (or such later date and time as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Expiration Time that otherwise would have occurred) and (iv) immediately prior to the effective time of an amalgamation, merger, consolidation or scheme of arrangement (or another transaction pursuant to which all of the Common Shares are acquired) of the Company with any other Person, which in each case does not constitute a Flip-over Transaction or Event.

“Flip-in Date” shall mean the tenth Business Day after any Shares Acquisition Date or such earlier or later date and time as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Flip-in Date that would otherwise have occurred.

“Flip-over Entity,” for purposes of Section 3.2, shall mean (i) in the case of a Flip-over Transaction or Event described in clause (i) of the definition thereof, the Person issuing any securities into or for which Common Shares are being converted or exchanged and, if no such securities are being issued, the other Person that is a party to such Flip-over Transaction or Event and (ii) in the case of a Flip-over Transaction or Event referenced in clause (ii) of the definition thereof, the Person receiving the greatest portion of the (A) assets or (B) operating income or cash flow being transferred in such Flip-over Transaction or Event, provided in all cases if such Person is a Subsidiary of another Person, the ultimate parent entity of such Person shall be the Flip-over Entity.

“Flip-over Shares” shall mean the class of share capital (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for the direction of the business and affairs) of the Flip-over Entity.

“Flip-over Transaction or Event” shall mean a transaction or series of transactions on or after a Flip-in Date in which, directly or indirectly, (i) the Company shall amalgamate, merge or consolidate or engage in a scheme of arrangement (or another transaction pursuant to which all of the Common Shares are acquired) with any other Person if, at the time of the consummation of the amalgamation, merger, consolidation, scheme of arrangement or other transaction or at the time the Company enters into any agreement with respect to any such amalgamation, merger, consolidation, scheme of arrangement or other transaction, the Acquiring Person controls the Board of Directors of the Company and either (A) any term of or arrangement concerning the treatment of share capital in such amalgamation or other transaction relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of the Common Shares or (B) the Person with whom the transaction or series of transactions occurs is the Acquiring Person or an Affiliate or Associate of the Acquiring Person or (ii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow, of the Company and its Subsidiaries (taken as a whole) to any Person (other than the Company or one or more of its wholly owned Subsidiaries) or to two or more such Persons which are Affiliates or Associates or otherwise acting in concert, if, at the time of the entry by the Company (or any such Subsidiary) into an agreement with respect to such sale or transfer of assets, the Acquiring Person controls the Board of Directors of the Company. For purposes of the foregoing description, the term “Acquiring Person” shall include any Acquiring Person and its Affiliates and Associates, counted together as a single Person. An Acquiring Person shall be deemed to control the Company’s Board of Directors when, on or following a Shares Acquisition Date, the persons who were directors of the Company (or persons nominated and/or appointed as directors by vote of a majority of such persons) before the Shares Acquisition Date shall cease to constitute a majority of the Company’s Board of Directors.

“Man Group” shall mean Man Group plc, a company incorporated under the laws of England.

“Man Group Entity” shall mean, as of any time, Man Group and each other entity that at such time is an Affiliate of Man Group. Any entity that becomes or ceases to be an Affiliate of Man Group shall thereupon become or cease to be a Man Group Entity, as the case may be.

“Market Price” per share of any securities on any date shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if any event described in Section 2.4, or any analogous event, shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any date shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, Inc. or, if the securities are not listed or admitted to trading on the New York Stock Exchange, Inc., as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national or other securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any national or other securities exchange, as reported by any inter-dealer quotation system then in use, or, if on any such date the securities are not listed or admitted to trading on any national or other securities exchange or quoted in any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected by the Board of Directors of the Company; provided, however, that if on any such date the securities are not listed, admitted to trading or quoted on any of the foregoing, and such market maker prices are not available, the closing price per share of such securities on such date shall mean the fair value per share of such securities on such date as determined in good faith by the Board of Directors of the Company, after consultation with a nationally recognized investment banking firm, and set forth in a certificate delivered to the Rights Agent. For purposes of this Agreement, the National Association of Securities Dealers, Inc. Automated Quotation System shall be deemed to be a national securities exchange.

“Option Holder” shall have the meaning set forth in the definition of Acquiring Person.

“Payment Time” shall have the meaning set forth in the Recitals.

“Person” shall mean any individual, firm, partnership, association, group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect on the date of this Agreement), corporation or other entity.

“Record Time” shall have the meaning set forth in the Recitals.

“Redemption Price” shall mean an amount equal to one cent, $0.01.

“Redemption Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 5.1 hereof.

“Right” shall have the meaning set forth in the Recitals.

“Rights Agent” shall have the meaning set forth in the Recitals.

“Rights Certificate” shall have the meaning set forth in Section 2.3(c).

“Rights Register” shall have the meaning set forth in Section 2.7(a).

“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

“Shares Acquisition Date” shall mean the earlier of (i) the first date on which there shall be a public announcement by the Company (by any means) that a Person has become an Acquiring Person or (ii) the date and time on which any Acquiring Person becomes the Beneficial Owner of more than 25% of the issued and outstanding Common Shares.

“Subject Person” has the meaning set forth in Section 2.3(g) hereof.

“Subsidiary” of any specified Person shall mean any corporation or other entity of which a majority of the voting power of the equity securities or a majority of the equity or membership interest is Beneficially Owned, directly or indirectly, by such Person.

“Trading Day,” when used with respect to any securities, shall mean a day on which the New York Stock Exchange, Inc. is open for the transaction of business or, if such securities are not listed or admitted to trading on the New York Stock Exchange, Inc., a day on which the principal national or other securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any national or other securities exchange, a Business Day.

References in this Agreement (i) to dollars (or $) or cents are references to the coin or currency of the United States of America and (ii) to “including” mean including without limitation.

ARTICLE II

THE RIGHTS

2.1 Summary of Rights. As soon as practicable after the Record Time, the Company will mail or otherwise deliver a letter summarizing the terms of the Rights to each holder of record of a Common Share as of the Record Time, at such holder’s address as shown by the records of the Company.

2.2 Legend on Common Shares Certificates. Certificates evidencing the Common Shares, which certificates are issued after the Record Time but prior to the Distribution Time, shall also evidence one Right for each Common Share evidenced thereby and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

Until the Distribution Time (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement, dated as of •, 2007 (as such may be amended from time to time, the “Rights Agreement”), between MF Global Ltd. (the “Company”) and Computershare Trust Company, N.A., as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may become exercisable for securities or assets of the Company or securities of another entity, may be exchanged for Common Shares or other securities or assets of the Company, may expire, may become void (if they are “Beneficially Owned” by an “Acquiring Person” or an Affiliate or Associate thereof, as such terms are defined in the Rights Agreement, or by any transferee of any of the foregoing) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of Common Shares represented by this certificate without charge promptly after the receipt of a written request therefor.

The preceding sentence shall also apply to any certificates that are issued after the Record Time but prior to the Distribution Time to represent Common Shares that were issued and outstanding at the Record Time (for example, upon registration of transfer or exchange or in lieu of any lost, stolen or mutilated certificates). Certificates that were outstanding, and that evidence Common Shares that were issued and outstanding, at the Record Time shall, together with the letter delivered pursuant to Section 2.1, also evidence one Right for each Common Share evidenced thereby notwithstanding the absence of the foregoing legend. If any Common Shares issued before or after the Record Time but prior to the Distribution Time are not evidenced by share certificates (or shall be evidenced by a certificate that does not bear the foregoing legend), the registration of such Common Shares in the register of members of the Company shall also evidence one Right for each Common Share evidenced thereby and the Company shall mail or otherwise deliver to the holder of record of each such Common Share a confirmation of the registration of such Common Share in the register of members of the Company, which confirmation will have impressed, printed, written or stamped thereon or otherwise affixed thereto the above legend. Notwithstanding the foregoing, there shall be no more than one Right for every Common Share outstanding from time to time. The Company shall mail or otherwise deliver or arrange for the mailing or other delivery of a copy of this Agreement to any Person that holds of record a Common Share, as evidenced by the registration of the Common Share in the name of such Person in the register of members of the

Company, without charge after the receipt of a written request therefor. Failure to deliver any letter, confirmation or copy of this Agreement as provided in Section 2.1 or this Section 2.2 shall not affect the validity or existence of any Rights or the rights of any holder in respect thereof.

2.3 Exercise of Rights; Separation of Rights.

(a) Subject to Sections 3.1, 5.1 and 5.11 and subject to adjustment as herein set forth, each Right will entitle the holder thereof, at or after the Distribution Time and prior to the Expiration Time, to purchase, for the Exercise Price, one Common Share.

(b) Until the Distribution Time, (i) no Right may be exercised and (ii) each Right will be evidenced by the certificate for the associated Common Share (or, if the Common Share is not evidenced by a share certificate, by the registration of the associated Common Share in the register of members of the Company and the confirmation thereof provided for in Section 2.2), together, in the case of certificates issued prior to the Record Time, with the letter mailed to the record holder thereof pursuant to Section 2.1, and will be transferable only together with, and will be transferred by a transfer (whether with or without such letter or confirmation) of, such associated share.

(c) Subject to the terms and conditions hereof, at or after the Distribution Time and prior to the Expiration Time, the Rights (i) may be exercised and (ii) may be transferred independently of Common Shares. Promptly following the Distribution Time, the Rights Agent will mail or otherwise deliver to each holder of record of Common Shares as of the Distribution Time (other than any Person whose

Rights have become void pursuant to Section 3.1(b)), at such holder’s address as shown by the records of the Company (the Company hereby agreeing to furnish copies of such records to the Rights Agent for this purpose), (x) a certificate (a “Rights Certificate”) in substantially the form of Exhibit A hereto appropriately completed, representing the number of Rights held by such holder at the Distribution Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any national or other securities exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage, and (y) an explanatory memorandum describing the Rights.

(d) Subject to the terms and conditions hereof, Rights may be exercised on any Business Day at or after the Distribution Time and prior to the Expiration Time by submitting to the Rights Agent the Rights Certificate evidencing such Rights with an Election to Exercise (an “Election to Exercise”) substantially in the form attached to the Rights Certificate duly completed, accompanied by payment in cash, or by certified or official bank check or money order payable to the order of the Company, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or, if not evidenced by a share certificate, the registration in the register of members of the Company) for shares or depositary receipts (or both) in a name other than that of the holder of the Rights being exercised.

(e) Upon receipt of a Rights Certificate, with an Election to Exercise accompanied by payment as set forth in Section 2.3(d), and subject to the terms and conditions hereof, the Rights Agent will thereupon promptly (i)(A) requisition from a transfer agent certificates evidencing such number of shares or other securities to be purchased or, in the case of shares or other securities not evidenced by a certificate, requisition from a transfer agent a notice setting forth such number of shares or other securities to be purchased for which registration will be made in the register of members of the Company (the Company hereby irrevocably authorizing its transfer agents to comply with all such requisitions) and (B) if the Company elects pursuant to Section 5.5 not to issue certificates (or effect registrations in the register of members or other appropriate record of the Company) representing fractional shares, requisition from the depositary selected by the Company depositary receipts representing the fractional shares to be purchased or requisition from the Company the amount of cash to be paid in lieu of fractional shares in accordance with Section 5.5 and (ii) after receipt of such certificates, depositary receipts, notices and/or cash, deliver the same to or upon the order of the registered holder of such Rights, registered (in the case of certificates or depositary receipts or notices) in such name or names as may be designated by such holder.

(f) In case the holder of any Rights shall exercise less than all of the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorised assigns.

(g) The Company covenants and agrees that it will (i) take all such action as may be necessary to ensure that all shares delivered (or evidenced by registration in the register of members of the Company) upon exercise of Rights shall, at the time of delivery of the certificates for (or registration of) such shares (subject to payment of the Exercise Price), be duly and validly authorised, executed, issued and delivered (or registered) and fully paid and nonassessable; (ii) take all such action as may be necessary to comply with any applicable requirements of the laws of Bermuda, the Securities Act or the Exchange Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation, in connection with the issuance of any shares upon exercise of Rights; and (iii) pay when due and payable any and all Bermuda and United States federal and state governmental charges, stamp duties, transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or of any shares issued upon the exercise of Rights, provided that the Company shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or the registration) for shares in a name other than that of the holder of the Rights being transferred or exercised. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable for securities in any jurisdiction if the requisite qualification in such jurisdiction shall not have been obtained or such exercise shall not be permitted under applicable law (whether because a registration statement in respect of such securities shall not have been declared effective or otherwise). In particular, the Rights do not constitute an offer to, and may not be exercised by, any Person (a “Subject Person”) unless and until, or to the extent that, the Board of Directors of the Company determines that any securities which would be acquired on the exercise of any Rights by a Subject Person (or by Subject Persons generally) may lawfully be offered to that Subject Person (or to Subject Persons generally). Notwithstanding any provision of this Agreement to the contrary, if and to the extent that the Board of Directors determines that compliance with the laws of any relevant jurisdiction would be impracticable or unduly onerous in order for the securities which would be acquired on the exercise of any Rights lawfully to be offered within that jurisdiction, the Board of Directors may arrange for the securities which would otherwise be issued on the exercise of Rights by Persons in the relevant jurisdiction or jurisdictions (“Excluded Persons”) to be allotted or issued to some other Person nominated by the Board of Directors for the purpose and on the terms that:

(x)	such securities shall be sold in the market or otherwise for the benefit of the Excluded Persons, if they can be sold at a price in excess of the total Exercise Price referable to such securities and the expenses of sale; and

(y)	the proceeds of sale, after deducting a sum equal to the total Exercise Price and expenses of sale, will be distributed to the Excluded Persons in the proportions to which, but for the provisions of this paragraph, they would otherwise have been entitled to exercise Rights, provided that no distribution need be made to any Excluded Person of a sum of less than $5 (any such sums being payable to the Company for its own benefit).

2.4 Adjustments to Exercise Price; Number of Rights.

(a) In the event the Company shall at any time after the Record Time and prior to the Distribution Time (i) declare or pay a dividend on Common Shares payable in Common Shares, (ii) subdivide the issued and outstanding Common Shares or (iii)consolidate the issued and outstanding Common Shares into a smaller number of Common Shares, then (x) the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Common Shares including any fractional shares in lieu of which such holder received cash (the “Expansion Factor”) that a holder of one Common Share immediately prior to such dividend, subdivision or consolidation would hold thereafter as a result thereof and (y) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the Common Shares with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision or consolidation, so that each such Common Share will have exactly one Right associated with it. Each adjustment made pursuant to this paragraph shall be made as of the payment or effective date for the applicable dividend, subdivision or consolidation.

In the event that the Company shall at any time after the Record Time and prior to the Distribution Time issue any Common Shares otherwise than in a transaction referred to in the preceding paragraph, each such Common Share so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate evidencing such share (or, if any Common Shares are not evidenced by certificates, such Right shall be evidenced by the registration of such Common Shares in the register of members of the Company and the confirmation thereof provided for in Section 2.2). Rights shall be issued by the Company in respect of Common Shares that are issued or sold by the Company after the Distribution Time only to the extent provided in Section 5.3.

(b) In the event that the Company shall at any time after the Record Time and prior to the Distribution Time issue or distribute any securities or assets in respect of, in lieu of or in exchange for Common Shares (other than pursuant to any non-extraordinary periodic cash dividend or a dividend paid solely in Common Shares) whether by dividend, in a reclassification or recapitalization (including any such transaction involving an amalgamation, merger, consolidation or share exchange), or otherwise, the Company shall make such adjustments, if any, in the Exercise Price, number of Rights and/or securities or other property purchasable upon exercise of Rights as the Board of Directors of the Company, in its sole discretion, may deem to be appropriate under the circumstances in order to adequately protect the interests of the holders of Rights generally, and the Company and the Rights Agent shall amend this Agreement as necessary to provide for such adjustments.

(c) Each adjustment to the Exercise Price made pursuant to this Section 2.4 shall be calculated to the nearest cent. Notwithstanding any provision of this Agreement to the contrary, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Exercise Price; provided that any adjustments which by reason of this Section 2.4(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. Whenever an adjustment to the Exercise Price is made pursuant to this Section 2.4, the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment and (ii) promptly file with the Rights Agent and with each transfer agent for the Common Shares a copy of such certificate.

(d) Rights Certificates shall represent the right to purchase the securities purchasable under the terms of this Agreement, including any adjustment or change in the securities purchasable upon exercise of the Rights, even though such certificates may continue to express the securities purchasable at the time of issuance of the initial Rights Certificates.

2.5 Date on Which Exercise is Effective. Each Person in whose name any certificate for shares is issued (or registration in the register of members of the Company is effected) upon the exercise of Rights shall for all purposes become the holder of record of the shares represented thereby on the date upon which the Rights Certificate evidencing such Rights is duly surrendered and payment of the Exercise Price for such Rights (and any applicable taxes and other governmental charges payable by the exercising holder hereunder) is made; provided, however, that if the date of such surrender and payment is a date upon which the register of members of the Company is closed, such Person shall become the record holder of such shares on, and such certificate (or registration) shall be dated, the next succeeding Business Day on which the register of members of the Company is open.

2.6 Execution, Authentication, Delivery and Dating of Rights Certificates. (a) The Rights Certificates shall be executed on behalf of the Company in any manner authorised by the Bye-laws of the Company with respect to certificates for Common Shares of the Company. The signature of any officers or directors of the Company on the Rights Certificates may be manual or facsimile.

Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers or directors of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.

Promptly after the Distribution Time, the Company will notify the Rights Agent of such Distribution Time and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature, and, subject to Section 3.1(b), the Rights Agent shall manually countersign and deliver such Rights Certificates to the holders of the Rights pursuant to Section 2.3(c) hereof. No Rights Certificate shall be valid for any purpose unless manually countersigned by the Rights Agent.

(b) Each Rights Certificate shall be dated the date of countersignature thereof.

2.7 Registration, Registration of Transfer and Exchange. (a) After the Distribution Time, the Company will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed “Rights Registrar” for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights after the Distribution Time as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times after the Distribution Time.

After the Distribution Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Sections 2.7(c) and (d), the Company will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificate so surrendered.

(b) Except as otherwise provided in Section 3.1(b), all Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(c) Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorised in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

(d) The Company shall not register the transfer or exchange of any Rights that have become void under Section 3.1(b), been exchanged under Section 3.1(c) or been redeemed under Section 5.1.

2.8 Mutilated, Destroyed, Lost and Stolen Rights Certificates. (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, then, subject to Sections 3.1(b), 3.1(c) and 5.1, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b) If there shall be delivered to the Company and the Rights Agent prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, subject to Sections 3.1(b), 3.1(c) and 5.1 and in the absence of notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(c) As a condition to the issuance of any new Rights Certificate under this Section 2.8, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.

(d) Every new Rights Certificate issued pursuant to this Section 2.8 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and, subject to Section 3.1(b), shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.9 Persons Deemed Owners. Prior to due presentment of a Rights Certificate (or, prior to the Distribution Time, the associated Common Share certificate (or notice of transfer, if there is no share certificate evidencing the Common Shares)) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name such Rights Certificate

(or, prior to the Distribution Time, such Common Share certificate or Common Share registration, if there is no share certificate evidencing the Common Shares) is issued as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, including the payment of the Redemption Price, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Distribution Time, the associated Common Shares).

2.10 Delivery and Cancellation of Certificates. All Rights Certificates surrendered upon exercise or for registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificates shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.10, except as expressly permitted by this Agreement. The Rights Agent shall return all cancelled Rights Certificates to the Company.

2.11 Agreement of Rights Holders. Every holder of Rights by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of Rights that :

(a) prior to the Distribution Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Common Share;

(b) after the Distribution Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(c) prior to due presentment of a Rights Certificate (or, prior to the Distribution Time, the associated Common Share certificate or notice of transfer, if there is no share certificate evidencing the Common Shares) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Distribution Time, the associated Common Share certificate or Common Share registration, if there is no share certificate evidencing the Common Shares) is issued as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;

(d) Rights Beneficially Owned by certain Persons will, under the circumstances set forth in Section 3.1(b), become void; and

(e) this Agreement may be supplemented or amended from time to time pursuant to Section 2.4(b) or 5.4 hereof.

ARTICLE III

ADJUSTMENTS TO THE RIGHTS IN

THE EVENT OF CERTAIN TRANSACTIONS

3.1 Flip-in. (a) In the event that prior to the Expiration Time a Flip-in Date shall occur, then, to the extent applicable law permits Rights owned by certain

Persons referenced in Section 3.1 (b) to become void pursuant to the provisions thereof, except as provided in this Section 3.1, each Right shall constitute the right to purchase from the Company, upon exercise thereof in accordance with the terms hereof (but subject to Section 5.11), that number of Common Shares having an aggregate Market Price on the Shares Acquisition Date that gave rise to the Flip-in Date equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that on or after such Shares Acquisition Date any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Common Shares).

(b) Notwithstanding the foregoing, to the extent permitted by applicable law, any Rights that are or were Beneficially Owned on or after the Shares Acquisition Date by an Acquiring Person or an Affiliate or Associate thereof or by any transferee, direct or indirect, of any of the foregoing shall become void and any holder of such Rights (including transferees) shall thereafter have no right to exercise or transfer such Rights (or to receive the Redemption Price upon any redemption of Rights) under any provision of this Agreement. If any Rights Certificate is presented for assignment or exercise and the Person presenting the same will not complete the certification set forth at the end of the form of assignment or notice of election to exercise and provide such additional evidence of the identity of the Beneficial Owner and its Affiliates and Associates (or former Beneficial Owners and their Affiliates and Associates) as the Company shall reasonably request, then the Company shall be entitled conclusively to deem the Beneficial Owner thereof to be an Acquiring Person or an Affiliate or Associate

thereof or a transferee of any of the foregoing and accordingly will, to the extent permitted by applicable law, deem the Rights evidenced thereby to be void and not transferable or exercisable (and not carrying any right to receive the Redemption Price).

(c) The Board of Directors of the Company may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the issued and outstanding Common Shares, but only to the extent applicable law permits Rights owned by certain Persons referenced in Section 3.1 (b) to become void pursuant to the provisions thereof, elect to exchange all (but not less than all) the then outstanding Rights (which shall not include Rights that have become void pursuant to the provisions of Section 3.1(b)) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted in order to protect the interests of holders of Rights generally in the event that after the Distribution Time any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Common Shares (such exchange ratio, as adjusted from time to time, being hereinafter referred to as the “Exchange Ratio”).

Immediately upon the action of the Board of Directors of the Company electing to exchange the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right (other than Rights that have become void pursuant to Section 3.1(b)), whether or not previously exercised, will thereafter represent only the right to receive a number of Common Shares equal to the Exchange Ratio. Promptly after the action of the Board of Directors electing to exchange the Rights, the Company shall give notice thereof (specifying the steps to be taken to receive Common Shares in exchange for Rights) to the Rights Agent and the holders of the Rights (other than Rights that have become void pursuant to Section 3.1(b)) outstanding immediately prior thereto by mailing such notice in accordance with Section 5.10.

Each Person in whose name any certificate for shares is issued (or for whom any registration on the register of members of the Company is made) upon the exchange of Rights pursuant to this Section 3.1(c) or Section 3.1(d) shall for all purposes be deemed to have become the holder of record of the shares evidenced thereby on, and such certificate (or registration on the register of members of the Company) shall be dated (or registered as of), the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of any applicable taxes and other governmental charges payable by the holder was made; provided, however, that if the date of such surrender and payment is a date upon which the register of members of the Company is closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate (or registration on the register of members of the Company) shall be dated (or registered as of), the next succeeding Business Day on which the register of members of the Company is open.

(d) If the Company’s authorised but unissued share capital as reflected in the Company’s corporate records is not sufficient to permit the exercise or exchange in full of the Rights in accordance with Section 3.1(a) or, if the Company so elects, to make the exchange referenced in Section 3.1(c) in full, the Company shall take such action as shall be necessary to ensure and provide, as and when and to the maximum extent permitted by applicable law and any agreements or instruments in effect on the Shares Acquisition Date (and remaining in effect) to which it is a party, that each Right shall thereafter constitute the right to receive, (x) at the Company’s option, either (A) in return for the Exercise Price, debt or equity securities or other assets (or a combination thereof, which may include Common Shares) having a fair value equal to twice the Exercise Price, or (B) without payment of consideration (except as otherwise required by applicable law), debt or equity securities or other assets (or a combination thereof, which may include Common Shares) having a fair value equal to the Exercise Price, or (y) if the Board of Directors of the Company elects to exchange the Rights in accordance with Section 3.1(c), debt or equity securities or other assets (or a combination thereof, which may include Common Shares) having a fair value equal to the product of the Market Price of a Common Share on the Flip-in Date times the Exchange Ratio in effect on the Flip-in Date, where in any case set forth in (x) or (y) above the fair value of such debt or equity securities or other assets shall be as determined in good faith by the Board of Directors of the Company, after consultation with a nationally recognized investment banking firm.

3.2 Flip-over. (a) Prior to the Expiration Time, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Transaction or Event unless and until it shall have entered into a supplemental agreement with the Flip-over Entity, for the benefit of the holders of the Rights (the terms of which shall be reflected in an amendment to this Agreement entered into with the Rights Agent), providing that, upon consummation or occurrence of the Flip-over Transaction or Event (i) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms hereof, that number of shares of Flip-over Shares of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that after such date of consummation or occurrence any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Flip-over Shares) and (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of the Company pursuant to this Agreement.

(b) Prior to the Expiration Time, unless the Rights will be redeemed pursuant to Section 5.1 pursuant to an agreement entered into by the Company prior to a Flip-in Date, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Transaction or Event if (i) at the time thereof there are any rights, warrants or securities outstanding or any other arrangements, agreements or instruments that would eliminate or otherwise diminish in any material respect the benefits intended to be afforded by this Rights Agreement to the holders of Rights upon consummation of such transaction, (ii) prior to, simultaneously with or immediately after such Flip-over Transaction or Event, the shareholders of the Person who constitutes, or would constitute, the Flip-over Entity shall have received a distribution of Rights previously owned by such Person or any of its Affiliates or Associates, or (iii) the form or nature of organization of the Flip-over Entity would preclude or limit the exercisability of the Rights.

(c) The provisions of this Section 3.2 shall apply to successive Flip-over Transactions or Events.

ARTICLE IV

THE RIGHTS AGENT

4.1 General. (a) The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted to be done by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability.

(b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Rights Certificate, certificate (or registration on the relevant register of members) for other securities of the Company or for securities purchasable upon exercise of Rights, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

4.2 Merger or Consolidation or Change of Name of Rights Agent.

(a) Any Person into which the Rights Agent or any successor Rights Agent may be amalgamated or merged, or any Person resulting from any amalgamation, merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any Person succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.3 Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel will be full and complete authorisation and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Rights Agent to be the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the Secretary of the Company and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent will be liable hereunder only for its own gross negligence, bad faith or willful misconduct; provided, however, that the Rights Agent’s aggregate liability with respect to any event that gives rise to a right of recovery against the Rights Agent with respect to its duties and obligations under this Agreement shall not exceed the aggregate fees paid by the Company to the Rights Agent for its services under this Agreement during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought.

(d) The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates, if any, for securities purchasable upon exercise of Rights or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.

(e) The Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate, if any, for securities purchasable upon exercise of Rights or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 3.1(b) hereof) or any adjustment required under the provisions of Section 2.4, 3.1 or 3.2 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.4 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities purchasable upon exercise of Rights or any Rights or as to whether any securities purchasable upon exercise of Rights will, when issued, be duly and validly authorised, executed, issued and delivered and fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorised and directed to accept instructions with respect to the performance of its duties hereunder from any person believed by the Rights Agent to be the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the Secretary of the Company, and to apply to such persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such person.

(h) The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Shares, Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

4.4 Change of Rights Agent. The Rights Agent may resign and be discharged from its duties under this Agreement upon 90 days’ notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to each transfer agent of Common Shares by registered or certified mail. The Company may remove the Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Shares by registered or certified mail. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; any required notice will be sent by the Company. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a Person organized and doing business under the laws of Bermuda or of the United States or any State of the United States, in good standing, which is authorised under such laws to exercise the powers of the Rights Agent contemplated by this Agreement (and, with respect to United States entities, is subject to supervision or examination by federal or state authority) and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

ARTICLE V

MISCELLANEOUS

5.1 Redemption. (a) The Board of Directors of the Company may, at its option, at any time prior to the Close of Business on the Flip-in Date, elect to redeem all (but not less than all) the then outstanding Rights at the Redemption Price for each Right and the Company, at its option, may pay the Redemption Price either in cash or Common Shares or other securities of the Company deemed by the Board of Directors, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

(b) Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights (or, if the resolution of the Board of Directors electing to redeem the Rights states that the redemption will not be effective until the occurrence of a specified future time or event, upon the occurrence of such future time or event), without any further action and without any notice, the right to exercise the Rights will terminate and each Right, whether or not previously exercised, will thereafter represent only the right to receive the Redemption Price in cash or securities, as determined by the Board of Directors. Promptly after the Rights are redeemed, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing or otherwise delivering such notice in accordance with Section 5.10.

5.2 Expiration. The Rights and this Agreement shall expire at the Expiration Time, and no Person shall have any rights pursuant to this Agreement or any Right after the Expiration Time, except, if the Rights are exchanged or redeemed, as provided in Section 3.1 or 5.1 hereof.

5.3 Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number or kind or class of shares purchasable upon exercise of Rights made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of

Common Shares by the Company following the Distribution Time and prior to the Expiration Time pursuant to the terms of securities convertible or redeemable into Common Shares (other than any securities issued or issuable in connection with the exercise or exchange of Rights) or to options, in each case issued or granted prior to, and outstanding at, the Distribution Time, the Company shall issue to the holders of such Common Shares, Rights Certificates representing the appropriate number of Rights in connection with the issuance or sale of such Common Shares; provided, however, in each case, (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or to the Person to whom such Rights Certificates would be issued, (ii) no such Rights Certificates shall be issued if, and to the extent that, appropriate adjustment shall have otherwise been made in lieu of the issuance thereof and (iii) the Company shall have no obligation to distribute Rights Certificates to any Acquiring Person or Affiliate or Associate of an Acquiring Person or any transferee of any of the foregoing.

5.4 Supplements and Amendments. The Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Rights (i) prior to the Close of Business on the Flip-in Date, in any respect and (ii) after the Close of Business on the Flip-in Date, to make any changes that the Company may deem necessary or desirable and that shall not materially adversely affect the interests of the holders of Rights generally or in order to cure any ambiguity or to correct or supplement any provision contained herein which may be inconsistent with any other provisions herein or otherwise defective. The Rights Agent will duly execute and deliver any supplement or amendment hereto requested by the Company, provided that any such supplement or amendment does not adversely affect the rights or obligations of the Rights Agent under the terms of this Agreement. The Rights Agent shall have no obligation, responsibility or liability to any holder of Rights or any other Person for executing and deliver any such supplement or amendment to this Agreement.

5.5 Fractional Shares. If the Company elects not to issue certificates representing (or register on the register of members of the Company) fractional shares upon exercise, redemption or exchange of Rights, the Company shall, in lieu thereof, in the sole discretion of the Board of Directors, either (a) evidence such fractional shares by depositary receipts issued pursuant to an appropriate agreement between the Company and a depositary selected by it, providing that each holder of a depositary receipt shall have all of the rights, privileges and preferences to which such holder would be entitled as a beneficial owner of such fractional share, or (b) sell such shares on behalf of the holders of Rights and pay to the registered holder of such Rights the appropriate fraction of the Market Price per share in cash.

5.6 Rights of Action. Subject to the terms of this Agreement (including Sections 3.1(b) and 5.15), rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights; and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise such holder’s Rights in the manner provided in such holder’s Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Agreement.

5.7 Holder of Rights Not Deemed a Shareholder. No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of shares or any other securities that may at any time be issuable on the exercise of such Rights, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 5.9 hereof), or to receive dividends or subscription rights, or otherwise, until such Rights shall have been exercised or exchanged in accordance with the provisions hereof.

5.8 Deed of Covenant. The Company undertakes to issue a Deed of Covenant in favour of all the holders of Rights from time to time in substantially the form of Exhibit B hereto.

5.9 Notice of Proposed Actions. In case the Company shall propose at or after the Distribution Time and prior to the Expiration Time (i) to effect or permit the occurrence of any Flip-over Transaction or Event or (ii) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Right, in accordance with Section 5.10 hereof, a notice of such proposed action, which shall specify the date on which such Flip-over Transaction or Event, liquidation, dissolution, or winding up is to take place, and such notice shall be so given at least 20 Business Days prior to the date of the taking of such proposed action.

5.10 Notices. Notices or demands authorised or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

MF Global Ltd.

717 Fifth Avenue

New York, NY 10022

Attention: Secretary

Any notice or demand authorised or required by this Agreement to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

Attention: Client Services

Notices or demands authorised or required by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Distribution Time, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed or otherwise delivered in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

5.11 Suspension of Exercisability. To the extent that the Company determines in good faith that some action will or need be taken pursuant to Section 3.1 or to comply with the Companies Act or United States federal or state securities laws, the Company may suspend the exercisability of the Rights for a reasonable period in order to take such action or comply with such laws. In the event of any such suspension, the Company shall issue as promptly as practicable a public announcement stating that the exercisability or exchangeability of the Rights has been temporarily suspended. Notice thereof pursuant to Section 5.10 shall not be required.

Failure to give a notice pursuant to the provisions of this Agreement shall not affect the validity of any action taken hereunder.

5.12 Costs of Enforcement. The Company agrees that if the Company or any other Person the securities of which are purchasable upon exercise of Rights fails to fulfill any of its obligations pursuant to this Agreement, then the Company or such Person will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce such holder’s rights pursuant to any Rights or this Agreement.

5.13 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

5.14 Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement and this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

5.15 Determination and Actions by the Board of Directors, etc. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement. All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board of Directors of the Company to any liability to the holders of the Rights.

5.16 Descriptive Headings; Section References. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

5.17 Governing Law. THIS AGREEMENT AND EACH RIGHT ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE ISLANDS OF BERMUDA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH SUCH LAWS APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH JURISDICTION. THE COMPANY AND EACH HOLDER OF RIGHTS HEREBY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE ISLANDS OF BERMUDA FOR PURPOSES OF ANY PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE COMPANY AND EACH HOLDER OF RIGHTS HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS (AND THE APPROPRIATE APPELLATE COURTS THEREFROM IN ANY SUCH PROCEEDING) AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING VENUE OF ANY SUCH PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH PROCEEDING WHICH IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

5.18 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.19 Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

5.20 Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, storage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MF GLOBAL LTD.

By:
Name:
Title:

Computershare Trust Company, N.A.

By:
Name:
Title:

EXHIBIT A

[Form of Rights Certificate]

Certificate No. W-	_______ Rights

THE RIGHTS ARE SUBJECT TO REDEMPTION OR MANDATORY EXCHANGE, AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, RIGHTS BENEFICIALLY OWNED BY ACQUIRING PERSONS OR AFFILIATES OR ASSOCIATES THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR TRANSFEREES OF ANY OF THE FOREGOING WILL BE VOID.

Rights Certificate

MF GLOBAL LTD.

This certifies that ____________________, or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of •, 2007 (as amended from time to time, the “Rights Agreement”), between MF Global Ltd., a Bermuda exempted company (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Company at any time after the Distribution Time (as such term is defined in the Rights Agreement) and prior to the Expiration Time (as such term is defined in the Rights Agreement), one fully paid Common Share, par value $1.00 per share (the “Common Shares”), of the Company (subject to adjustment as provided in the Rights Agreement) at the Exercise Price referred to below, upon presentation and surrender of this Rights

Certificate with the Form of Election to Exercise duly executed at the principal office of the Rights Agent in New York City. The Exercise Price shall initially be $• per Right and shall be subject to adjustment in certain events as provided in the Rights Agreement.

In certain circumstances described in the Rights Agreement, the Rights evidenced hereby may entitle the registered holder thereof to purchase securities of an entity other than the Company or securities or assets of the Company other than Common Shares, all as provided in the Rights Agreement.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the principal office of the Company and are available without cost upon written request.

This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, each Right evidenced by this Certificate may be (a) redeemed by the Company under certain circumstances, at its option, at a redemption price of $0.01 per Right or (b) exchanged by the Company under certain circumstances, at its option, for one Common Share per Right (or, in certain cases, other securities or assets of the Company), subject in each case to adjustment in certain events as provided in the Rights Agreement.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of any securities which may at any time be issuable on the exercise or exchange hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised or exchanged as provided in the Rights Agreement.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company.

Date: ____________

MF GLOBAL LTD.

By
Secretary

Countersigned:

COMPUTERSHARE TRUST COMPANY, N.A.

By
Authorised Signature

[Form of Reverse Side of Rights Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such

holder desires to transfer this Rights Certificate.)

FOR VALUE RECEIVED ________________________ hereby sells, assigns and transfers unto                                                                                                         (Please print name and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _______________ Attorney, to transfer the within Rights Certificate on the register of members of the within-named Company, with full power of substitution.

Dated: _______________, 20__

Signature Guaranteed:	_________________________
Signature
(Signature must correspond to name
as written upon the face of this
Rights Certificate in every particular,
without alteration or enlargement or
any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Exchange Act Rule 17Ad-15.

_____________________________________________________
(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement).

Signature

____________________________________________

NOTICE

In the event the certification set forth above is not completed in connection with a purported assignment, the Company will deem the Beneficial Owner of the Rights evidenced by the enclosed Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

[To be attached to each Rights Certificate]

FORM OF ELECTION TO EXERCISE

(To be executed if holder desires to

exercise the Rights Certificate.)

TO: MF GLOBAL LTD.

The undersigned hereby irrevocably elects to exercise _______________________ whole Rights represented by the attached Rights Certificate to purchase the Common Shares issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

___________________________________

Address:

___________________________________

Social Security or Other Taxpayer

Identification Number:

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

___________________________________

Address:

___________________________________

Social Security or Other Taxpayer

Identification Number:

Dated: _______________, 20__

Signature Guaranteed:
_________________________
Signature
(Signature must correspond to name
as written upon the face of the
attached Rights Certificate in every
particular, without alteration or
enlargement or any change
whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Exchange Act Rule 17Ad-15.

____________________________________________________
(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by the attached Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement).

Signature

____________________________________________________

NOTICE

In the event the certification set forth above is not completed in connection with a purported exercise, the Company will deem the Beneficial Owner of the Rights evidenced by the attached Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

EXHIBIT B

[Form of Deed of Covenant]

THIS DEED OF COVENANT is made as of [insert date] 2007.

BY

(1)	MF GLOBAL LTD. (the “Company”)

IN FAVOUR OF

(2)	THE RIGHTS HOLDERS (as defined below).

WHEREAS

(A) The Company has entered a Rights Agreement with Computershare Trust Company, N. A., (the “Rights Agent”) dated as of [insert date] 2007 (as it may be amended from time to time, the “Rights Agreement”) pursuant to which the board of directors of the Company authorised and granted one Right for each common share of the Company (the “Rights”), with each Right initially representing the right to purchase one common share of the Company upon the terms and subject to the conditions as set out in the Rights Agreement.

(B) The Company wishes to make arrangements for the enforcement of the Rights Agreement by the holders of Rights (the “Rights Holders”).

THIS DEED OF COVENANT WITNESSES as follows:

1.	INTERPRETATION

In this Deed unless the context otherwise requires:

1.1	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and

1.2	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

2.	DIRECT RIGHTS

2.1	The Company hereby covenants with and in favour of each Rights Holder to perform the Company’s obligations under the Rights Agreement, and each Rights Holder shall have against the Company the right (the “Direct Rights”) to enforce the provisions of the Rights Agreement in accordance with the terms of the Rights Agreement. It is understood that the Rights Agreement may be amended by the Company and the Rights Agent as provided in the Rights Agreement from time to time.

2.2	No further action shall be required on the part of the Company or any other person for the Rights Holders to enjoy the Direct Rights.

3.	DEPOSIT OF DEED

This Deed shall be deposited with and held by the Secretary of the Company from time to time at the Company’s registered office until the date on which all the obligations of the Company under or in respect of any Rights (including, without limitation, its obligations under this Deed) have been discharged in full. The Company hereby acknowledges the right of every Rights Holder to the production of this Deed.

4.	COVENANTS

The Company hereby warrants, represents and covenants with and in favour of each Rights Holder that it has all corporate power, and has taken all necessary corporate or other steps, to enable it to execute, deliver and perform this Deed, and that this Deed constitutes a legal, valid and binding obligation enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.	BENEFIT OF DEED

5.1	This Deed shall take effect as a deed poll for the benefit of the Rights Holders from time to time.

5.2	This Deed shall enure to the benefit of each Rights Holder and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Deed against the Company.

5.3	The Company shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

6.	MISCELLANEOUS

6.1	If any of the clauses, conditions, covenants or restrictions of this Deed or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

6.2	The headings in this Deed are inserted for convenience only and shall not affect the construction of this Deed.

7.	PROPER LAW AND JURISDICTION

The terms and conditions of this Deed and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of the Islands of Bermuda. The parties to this Deed hereby irrevocably agree that the courts of Bermuda shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Proceedings”) which may arise out of or in connection with this Deed and waive any objection to Proceedings in the courts of Bermuda on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

IN WITNESS whereof this Deed of Covenant has been executed by the Company and is intended to be and is hereby delivered as of the date first before written.

EXECUTED as a deed	)
under the common seal of	)
MF GLOBAL LTD. in the	)
presence of:	)